Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Ideanomics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	Other(3)	151,500,000(2)	$0.48(3)	$72,720,000.00	0.0000927	$6,741.14

		Total Offering Amounts				$72,720,000.00		$6,741.14

		Total Fees Previously Paid						—

		Total Fee Offsets						—

		Net Fee Due						$6,741.14

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.
(2)	Represents shares of common stock, par value $0.001 per share (the “Common Stock”) of Ideanomics, Inc. to be offered and sold by YA II PN, LTD., a Cayman Islands exempt limited partnership, (“YA”) consisting of (i) 150,000,000 shares of the Common Stock are available to be issued and sold to YA from time to time under the Standby Equity Purchase Agreement dated as of September 1, 2022, as subsequently amended and restated on September 15, 2022, (the “Purchase Agreement”) and (ii) 1,500,000 shares of the Common Stock issued to YA as consideration for YA’s irrevocable commitment to purchase our shares of Common Stock under the Purchase Agreement.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1934, as amended, based upon the average of the high and low prices of the Common Stock on September 19, 2022, as reported on the Nasdaq Capital Market.